Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of V2X, Inc. of our reports dated April 13, 2022 and March 31, 2021, relating to the consolidated financial statements of Vertex Aerospace Services Holding Corp. and Subsidiaries, appearing in the Current Report on Form 8-K/A filed by V2X, Inc. on September 1, 2022.

/s/ RSM US LLP

McLean, Virginia

November 4, 2022